EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			19-009

Date: July 24, 2019	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2019 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $16.8 million, or $0.11 per diluted share, for the second quarter of 2019 compared to $17.8 million, or $0.12 per diluted share, for the same period in 2018 and $1.3 million, or $0.01 per diluted share, for the first quarter of 2019. Net income for the six months ended June 30, 2019 was $18.1 million, or $0.12 per diluted share, compared to $15.2 million, or $0.10 per diluted share, for the six months ended June 30, 2018.

Helix reported Adjusted EBITDA1 of $50.3 million for the second quarter of 2019 compared to $52.3 million for the second quarter of 2018 and $30.2 million for the first quarter of 2019. Adjusted EBITDA for the six months ended June 30, 2019 was $80.5 million compared to $79.8 million for the six months ended June 30, 2018. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2019	6/30/2018	3/31/2019	6/30/2019	6/30/2018

Revenues	$201,728	$204,625	$166,823	$368,551	$368,887

Gross Profit	$39,934	$42,897	$16,254	$56,188	$55,880
	20%	21%	10%	15%	15%

Net Income	$16,823	$17,784	$1,318	$18,141	$15,224

Diluted Earnings Per Share	$0.11	$0.12	$0.01	$0.12	$0.10

Adjusted EBITDA [1]	$50,324	$52,269	$30,214	$80,538	$79,835

Cash and cash equivalents	$261,142	$288,490	$220,023	$261,142	$288,490

Cash flows from operating activities	$66,807	$46,620	$(34,246)	$32,561	$87,666

Owen Kratz, President and Chief Executive Officer of Helix, stated, “As expected, our second quarter 2019 results benefitted from the seasonal pick-up in the North Sea Well Intervention and Robotics markets and the continued improvements in our Robotics business. Despite a few challenges, our results for the first half of 2019 are on par with the first half of 2018. While our outlook is not without its risks, we believe we remain positioned for a strong second half of 2019 as we continue to execute in this weak market.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2019	6/30/2018	3/31/2019	6/30/2019	6/30/2018
Revenues:
Well Intervention	$159,074	$161,759	$122,231	$281,305	$291,328
Robotics	45,446	39,060	39,041	84,487	66,229
Production Facilities	15,621	16,343	15,253	30,874	32,664
Intercompany Eliminations	(18,413)	(12,537)	(9,702)	(28,115)	(21,334)
Total	$201,728	$204,625	$166,823	$368,551	$368,887

Income (Loss) from Operations:
Well Intervention	$26,672	$34,470	$9,641	$36,313	$48,347
Robotics	2,949	(4,102)	(3,904)	(955)	(18,419)
Production Facilities	4,452	6,866	4,405	8,857	14,225
Corporate / Other / Eliminations	(11,001)	(12,462)	(9,873)	(20,874)	(20,497)
Total	$23,072	$24,772	$269	$23,341	$23,656
Segment Results

Well Intervention
Well Intervention revenues increased $36.8 million, or 30%, primarily due to the seasonal pick-up in activity in the North Sea. Overall well intervention vessel utilization increased to 94% in the second quarter from 74% in the first quarter. Income from operations increased $17.0 million, or 177%, in the second quarter of 2019 due to the seasonal improvement in the North Sea, partially offset by lower earnings on the Q5000 as a result of unplanned downtime during the quarter.
Well Intervention revenues decreased $2.7 million, or 2%, in the second quarter of 2019 compared to the second quarter of 2018. The decrease year over year was due to lower coiled tubing revenue in the North Sea and a weaker British pound as well as lower IRS rental revenue, offset in part by higher revenues in the Gulf of Mexico and Brazil due to improved vessel utilization in those regions in the second quarter of 2019. Overall well intervention vessel utilization increased from 88% in the second quarter of 2018 to 94% in the second quarter of 2019. Income from operations decreased $7.8 million, or 23%, in the second quarter of 2019 compared to the second quarter of 2018. The decrease was related to lower revenues in the North Sea, higher integrated services costs in the Gulf of Mexico and lower IRS rentals during the second quarter of 2019 compared to the second quarter of 2018.

Robotics
Robotics revenues in the second quarter of 2019 increased by $6.4 million, or 16%, from the previous quarter. The increase was due to the seasonal improvement in trenching rates in the North Sea and improvements in long-term chartered vessel utilization. Chartered vessel utilization increased to 92% in the second quarter of 2019, which included 24 spot vessel days, from 88% in the first quarter of 2019, which included 84 spot vessel days. Trenching days in the second quarter of 2019 totaled 138 days compared to 133 days in the previous quarter. Income from operations was $2.9 million in the second quarter, an improvement of $6.9 million, due to improved margins on trenching and lower costs related to fewer spot vessel days quarter over quarter.
Robotics revenues increased $6.4 million, or 16%, in the second quarter of 2019 compared to the second quarter of 2018 due primarily to an overall increase in long-term chartered vessel utilization. Chartered vessel utilization was 92% in the second quarter of 2019, which included 24 spot vessel days, compared to 70% in the second quarter of 2018, which included 54 spot vessel days. Income from operations in the second quarter of 2019 improved $7.1 million compared to the second quarter of 2018 due to improved margins on higher long-term charter vessel revenues and lower costs due to fewer spot vessel days year over year.

Production Facilities Production Facilities revenues decreased year over year due to reduced revenue related to the Helix Fast Response System offset in part by production revenues.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $16.9 million, or 8.4% of revenue, in the second quarter of 2019 compared to $16.0 million, or 9.6% of revenue, in the first quarter of 2019. The increase in expenses was principally attributable to higher employee compensation costs due to the acceleration of $1.1 million of non-cash share-based awards during the second quarter.

Other Income and Expenses
Other expense, net was $1.3 million in the second quarter of 2019 compared to other income of $1.2 million in the first quarter of 2019. The change was primarily due to net foreign currency losses in the second quarter of 2019 compared to foreign currency gains in the first quarter of 2019.

Cash Flows
Operating cash flow increased to $66.8 million in the second quarter of 2019 compared to $(34.2) million in the first quarter of 2019 and $46.6 million in the second quarter of 2018. The increase in operating cash flow quarter over quarter is primarily due to reductions in working capital as well as lower regulatory certification costs for our vessels and systems during the second quarter. The increase year over year is primarily due to reductions in working capital in the second quarter of 2019 compared to increases in working capital in second quarter of 2018.
Capital expenditures totaled $15.8 million in the second quarter of 2019 compared to $11.7 million in the first quarter of 2019 and $20.8 million in the second quarter of 2018. Regulatory certification costs for our vessels and systems, which are included in operating cash flows, were $0.5 million in the second quarter of 2019 compared to $16.6 million in the first quarter of 2019 and $2.0 million in the second quarter of 2018. The first quarter 2019 regulatory certification costs included dry docks on the Well Enhancer, Seawell and Helix Producer I vessels and certification costs for the related intervention systems.
Free cash flow was $53.5 million in the second quarter of 2019 compared to $(45.9) million in the first quarter of 2019. The increase is primarily due to higher operating cash flow quarter over quarter. Free cash flow in the second quarter of 2019 increased by $27.6 million year over year due to higher operating cash flows and lower capital expenditures compared to the second quarter of 2018. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity
Cash and cash equivalents at June 30, 2019 were $261.1 million. Available capacity under our revolving credit facility was $171.3 million at June 30, 2019. Consolidated long-term debt decreased to $424.5 million at June 30, 2019 from $429.2 million at March 31, 2019. Consolidated net debt at June 30, 2019 was $163.3 million. Net debt to book capitalization at June 30, 2019 was 9%. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2019 results (see the “Investors” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Thursday, July 25, 2019 at 9:00 a.m. Central Time, will be audio webcast live from the “Investors” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-403-7802 for participants in the United States and 1-303-223-2699 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available at “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including Helix’s most recently filed Annual Report on Form 10-K and in Helix’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group) and Facebook (www.facebook.com/HelixEnergySolutionsGroup).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
(in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)		(unaudited)

Net revenues	$201,728	$204,625	$368,551	$368,887
Cost of sales	161,794	161,728	312,363	313,007
Gross profit	39,934	42,897	56,188	55,880
Selling, general and administrative expenses	(16,862)	(18,125)	(32,847)	(32,224)
Income from operations	23,072	24,772	23,341	23,656
Equity in losses of investment	(29)	(135)	(69)	(271)
Net interest expense	(2,205)	(3,599)	(4,303)	(7,495)
Loss on extinguishment of long-term debt	(18)	(76)	(18)	(1,181)
Other expense, net	(1,311)	(3,441)	(145)	(2,516)
Royalty income and other	190	561	2,535	3,416
Income before income taxes	19,699	18,082	21,341	15,609
Income tax provision	2,876	298	3,200	385
Net income	16,823	17,784	18,141	15,224
Net loss attributable to redeemable noncontrolling interests	(31)	—	(31)	—
Net income attributable to common shareholders	$16,854	$17,784	$18,172	$15,224

Earnings per share of common stock:
Basic	$0.11	$0.12	$0.12	$0.10
Diluted	$0.11	$0.12	$0.12	$0.10

Weighted average common shares outstanding:
Basic	147,521	146,683	147,471	146,668
Diluted	148,101	146,724	147,931	146,668

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2019	Dec. 31, 2018	(in thousands)	Jun. 30, 2019	Dec. 31, 2018
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$261,142	$279,459	Accounts payable	$76,536	$54,813
Accounts receivable, net	151,031	119,875	Accrued liabilities	84,611	85,594
Other current assets	77,764	51,594	Income tax payable	—	3,829
Total Current Assets	489,937	450,928	Current maturities of long-term debt (1)	117,033	47,252
			Current operating lease liabilities (2)	54,449	—
			Total Current Liabilities	332,629	191,488

			Long-term debt (1)	307,455	393,063
			Operating lease liabilities (2)	178,731	—
			Deferred tax liabilities	108,344	105,862
Property & equipment, net	1,804,364	1,826,745	Other non-current liabilities	41,284	39,538
Operating lease right-of use assets (2)	227,213	—	Redeemable noncontrolling interests	3,383	—
Other assets, net	98,708	70,057	Shareholders' equity (1)	1,648,396	1,617,779
Total Assets	$2,620,222	$2,347,730	Total Liabilities & Equity	$2,620,222	$2,347,730

(1)
Net debt to book capitalization - 9% at June 30, 2019. Calculated as net debt (total long-term debt less cash and cash equivalents - $163,346) divided by the sum of net debt and shareholders' equity ($1,811,742).

(2)	Reflects adoption of Accounting Standards Update No. 2016-02, "Leases (Topic 842)."

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended			Six Months Ended
	6/30/2019	6/30/2018	3/31/2019	6/30/2019	6/30/2018
	(in thousands)
Reconciliation from Net Income to Adjusted EBITDA:
Net income	$16,823	$17,784	$1,318	$18,141	$15,224
Adjustments:
Income tax provision	2,876	298	324	3,200	385
Net interest expense	2,205	3,599	2,098	4,303	7,495
Loss on extinguishment of long-term debt	18	76	—	18	1,181
Other (income) expense, net	1,311	3,441	(1,166)	145	2,516
Depreciation and amortization	28,003	27,877	28,509	56,512	55,659
EBITDA	51,236	53,075	31,083	82,319	82,460
Adjustments:
Realized losses from foreign exchange contracts not designated as hedging instruments	(912)	(806)	(869)	(1,781)	(1,496)
Other than temporary loss on note receivable	—	—	—	—	(1,129)
Adjusted EBITDA	$50,324	$52,269	$30,214	$80,538	$79,835

Free Cash Flow:
Cash flows from operating activities	$66,807	$46,620	$(34,246)	$32,561	$87,666
Less: Capital expenditures, net of proceeds from sale of assets	(13,303)	(20,755)	(11,630)	(24,933)	(41,969)
Free cash flow	$53,504	$25,865	$(45,876)	$7,628	$45,697

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gain or loss on disposition of assets. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, if any, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.